Exhibit 99.1

Emisphere Reports First Quarter 2015 Financial Results

Management to Host Conference Call Today at 8:30 AM ET

ROSELAND, N.J., May 15, 2015 — Emisphere Technologies, Inc. (OTCBB:EMIS) today reported financial results for the first quarter ended March 31, 2015, and provided an overview of corporate accomplishments and plans.

“The execution of our U.S. commercial launch of Eligen B12™ is underway and we believe our current resources will support our multi-phase commercial strategy,” said Alan L. Rubino, President and Chief Executive Officer of Emisphere. “Eligen B12 has the potential to become the new standard of care for millions of Americans with B12 deficiency. We are confident that our sales and marketing efforts, combined with our medical education initiatives, will lead to a continuous adoption of Eligen B12 over the coming quarters.”

Mr. Rubino continued: “Beyond the Eligen B12 launch, we continue to push ahead on our global business development efforts and are working toward new Eligen B-12 ex-US licensing initiatives as well as drug carrier partnerships around our unique Eligen® Technology, which enables oral delivery of large molecules, proteins and peptides that would typically require injection.”

FIRST QUARTER 2015 HIGHLIGHTS

Launched Eligen B12 in the U.S.: In March 2015, Emisphere launched Eligen B12, the first and only once-daily oral prescription medical food tablet shown to normalize B12 levels without the need for an injection. Eligen B12 is indicated for the dietary management of patients who have a medically-diagnosed vitamin B12 deficiency associated with a disease or condition that cannot be managed by a modification of the normal diet alone. Eligen B12 is the first product to market using Emisphere’s advanced Eligen Technology, which utilizes a carrier, salcaprozate sodium (SNAC), to chaperone B12 through the gastric lining and directly into the bloodstream even in the absence of intrinsic factor, a protein made in the stomach that normally facilitates B12 absorption.

Highlighted Positive Phase 2 Data From Eligen Licensee Novo Nordisk: In February 2015, Emisphere highlighted positive Phase 2 data from Eligen licensee Novo Nordisk pertaining to OG217SC, the oral formulation of semaglutide, a long-acting human GLP-1 analogue. In a press release dated February 20, 2015, Novo Nordisk announced that it has successfully completed the Phase 2 trial for OG217SC, investigating dose range, escalation, efficacy and safety of once-daily oral semaglutide compared with oral placebo or once-weekly subcutaneously administered semaglutide. Based on these results, Novo Nordisk announced that it will initiate consultations with regulatory authorities subsequent to which a decision of whether to progress OG217SC into Phase 3 development will be made. Under Emisphere’s GLP-1 License Agreement, Emisphere could receive additional contingent product development and sales milestone payments and would also be entitled to receive royalties in the event Novo Nordisk commercializes products developed under this Agreement.

Global Eligen Technology Business Development Initiatives Ongoing: During the first quarter of 2015, Emisphere continued to advance business development activities intended to identify and secure new

Eligen Technology partnerships. The current focus of this initiative is on next generation, smaller proteins and peptides, proven and/or approved drug compounds, and the development of new oral formulations to replace injectables.

FIRST QUARTER 2015 FINANCIAL RESULTS

Revenues for the first quarter ended March 31, 2015 were $6,000, compared to $0 revenue recognized in the first quarter ended March 31, 2014. The increase was primarily due to the commercialization of Eligen B12 which was launched in March 2015.

Total operating expenses for the first quarter of 2015 were $4.6 million, compared to $2.3 million for the same period in 2014. Total operating expenses include research and development (R&D) and general and administrative (G&A) costs. For the first quarter of 2015, R&D expenses were $0.2 million, compared to $0.4 million for the same period in 2014. For the first quarter of 2015, G&A expenses were $4.4 million, compared to $2.0 million for the same period in 2014. The increase in G&A expenses is due primarily to increased sales, marketing and other commercial costs in connection with the introduction of the oral Eligen B12™ product in the U.S. during 2015.

For the first quarter ended March 31, 2015, Emisphere reported a net loss of $33 million, or $0.54 per basic and diluted share, compared to net loss of $3.4 million, or $0.06 per basic and diluted share, for the same prior year period.

LIQUIDITY

As of March 31, 2015, Emisphere had approximately $4.8 million in cash, a net increase of $1.2 million from December 31, 2014; approximately $10.0 million working capital deficiency; a stockholders’ deficit of approximately $144.9 million and an accumulated deficit of approximately $547.1 million.

On August 20, 2014, the Company reached agreement with MHR, and certain of its affiliated funds, to finance the launch of the Company’s first commercial prescription product, oral Eligen B12, in the United States through a new loan facility (the “Loan Agreement”), and to amend the terms of the Company’s existing obligations under various promissory notes previously issued to MHR to extend the maturity dates of such promissory notes.

Under the terms of the Loan Agreement, Emisphere may borrow, at specified times and based on the attainment of specified performance milestones, up to an aggregate of $20.0 million to finance the development, manufacturing, marketing and sales of its oral Eligen B12 prescription product. The new loan facility will mature on December 31, 2019, and bear interest at a rate of 13 percent per year. The first borrowing under the Loan Agreement occurred on August 20, 2014, in an original principal amount of $5.0 million, the second occurred on November 4, 2014, in an original principal amount of $3 million, the third borrowing occurred on January 6, 2015, in an original principal amount of $5.0 million, and the fourth borrowing occurred on April 6, 2015, in an original principal amount of $5.0 million. Subject to achieving certain performance milestones, the Company may request an additional borrowing under the Loan Agreement of up to $2.0 million in the third quarter of 2015.

Management believes that with the funding made available through the Loan Agreement, assuming attainment of the milestones, the Company will have sufficient capital to continue to execute our Eligen B12 commercialization plans and to continue operations through approximately the end of 2015. The Company’s future capital requirements beyond 2015 and financial success depend largely on the commercial success of the Eligen B12 prescription product and the Company’s ability to leverage existing partnerships and secure new partnering opportunities.

The Company is pursuing several courses of action to obtain additional capital resources including the global commercialization of Eligen B12, seeking new partnerships, seeking new product development opportunities, and leveraging existing partnerships.

CONFERENCE CALL AND WEBCAST INFORMATION

The live webcast of the conference call can be accessed through the Company’s web site at www.emisphere.com. The call can also be accessed by dialing (877) 303-9483 (United States and Canada) or (760) 666-3584 (international), and entering Conference ID# 93074341. In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning Friday, May 15, at 11:30 am, through 11:59 PM ET on Thursday, May 28, by calling (855) 859-2056 (United States and Canada) or (404) 537-3406 (International), and entering Conference ID# 93074341.

ABOUT ELIGEN B12™

Eligen B12 is indicated for the dietary management of patients who have a medically-diagnosed vitamin B12 deficiency, associated with a disease or condition that cannot be managed by a modification of the normal diet alone. Eligen B12 is designed so that patients only need to take a single oral tablet (cyanocobalamin 1000 mcg/salcaprozate sodium [SNAC] 100 mg) of B12 daily.

Eligen B12 is the first and only prescription medical food that has been shown to normalize vitamin B12 levels comparable to an intramuscular (IM) injection of B12. In a study that compared the impact of Eligen B12 and IM B12 on plasma B12 levels in 50 patients with demonstrated B12 deficiency (serum B12 < 350 pg/mL), both products normalized B12 levels by Day 15 (first observation) and maintained normal levels over the duration of the study (three months). In a study that compared bioavailability in 20 healthy subjects of Eligen B12™ with that of a standard oral B12 supplement, the bioavailability of Eligen B12 was 5.09 percent compared with 2.16 percent, which is more than double the bioavailability of the conventional over-the-counter oral B12 supplement formulation at the same dose.

Eligen B12 was developed as a medical food as defined in section 5(b) of the Orphan Drug Act (21 U.S.C. 360ee (b) (3) as a food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.

For more information, visit www.eligenb12.com.

ELIGEN B12™ IMPORTANT SAFETY INFORMATION

Those with an allergy to B12, cobalt or any ingredients of Eligen B12 should not take this product. Eligen B12 should not be taken by people who have Leber’s disease, which physicians may refer to as hereditary optic nerve atrophy. Cyanocobalamin (B12) can lead to optic nerve damage (and possibly blindness) in people with Leber’s disease. Note that Eligen B12 has not been studied in patients below 18 years of age.

ABOUT EMISPHERE

Emisphere is a specialty pharmaceutical company that has recently commenced commercial operations. The Company launched its first prescription product, oral Eligen B12™, in the U.S. in March 2015. Beyond Eligen B12, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new orally delivered therapeutics. For more information, please visit www.emisphere.com.

SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the success of the Company’s commercialization initiatives, the sufficiency of the Company’s cash position, the Company’s ability to enter into strategic partnerships, the Company’s ability to capture market share for oral Eligen B12 or any potential products, the Company’s ability and/or that of its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

COMPANY CONTACTS:

Alan L. Rubino, CEO

973.532.8000

arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005

mgarone@emisphere.com

INVESTOR CONTACTS:

Matthew Haines/Susan Kim

Argot Partners

(212) 600-1902

matthew@argotpartners.com

susan@argotpartners.com

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2015 and 2014 (unaudited)

(in thousands, except share and per share data)

	For the three months ended March 31,
	2015	2014
Revenue, net	$6	$—

Cost of Revenue	25	—

Gross Profit (Loss)	(19)	—

Costs and expenses:
Research and development	228	362
General and administrative expenses	4,418	1,979
Depreciation and amortization	3	4

Total costs and expenses	4,649	2,345

Operating loss	(4,668)	(2,345)
Other non-operating income (expense):
Other income (expense):	3	10
Change in fair value of derivative instruments
Related party	(25,609)	(1,281)
Others	(853)	15
Interest expense related party	(1,841)	(1,441)

Total other non-operating income (expense)	(28,300)	(2,697)
Loss before income tax benefit	(32,968)	(5,042)
Income tax benefit	—	1,684

Net loss	$(32,968)	$(3,358)

Net loss per share, basic and diluted	$(0.54)	$(0.06)
Weighted average shares outstanding, basic and diluted	60,687,478	60,687,478

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

MARCH 31, 2015 AND DECEMBER 31, 2014

(in thousands, except share and per share data)

	March 31, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$4,849	$3,683
Accounts Receivable	248	—
Inventory	2,114	2,068
Prepaid expenses and other current assets	418	188

Total Current Assets	7,629	5,939
Equipment and leasehold improvements, net	22	25
Security deposits	24	24

Total assets	$7,675	$5,988

LIABILITIES AND STOCKHLDERS DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,928	$1,846
Deferred Revenue	227	—
Derivative instruments
Related party	13,350	5,548
Others	1,092	239

Total current liabilities	17,597	7,633
Notes payable, related party, net of related discount	49,539	44,546
Accrued Interest, related party	1,848	—
Derivative instruments
Related party	41,940	24,133
Deferred revenue, non-current	41,616	41,616
Deferred lease liability, non-current and other liabilities	8	10

Total liabilities	152,548	117,938

COMMITMENTS AND CONTINGENCIES

Stockholders’ deficit:

Preferred stock, $.01 par value; 4,000,000 shares authorized; none issued and outstanding
Common stock, $.01 par value; 400,000,000 shares authorized; issued 60,977,210 shares (60,687,478 outstanding) as of March 31, 2015 and December 31, 2014	610	610
Additional paid-in-capital	405,576	405,531
Accumulated deficit	(547,107)	(514,139)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(144,873)	(111,950)

Total liabilities and stockholders’ deficit	$7,675	$5,988